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10.21
                         Millennium Petrochemicals Inc.
                             11500 North Lake Drive
                             Cincinnati, Ohio 45249

                                                                October 23, 1997

Mr. Charles F. Daly
11132 Kuertzmill Drive
Cincinnati, OH  45249

Dear Mr. Daly:

               1. Introduction. Millennium Petrochemicals Inc. (the "Company") believes that the establishment and maintenance of a sound and vital management of the Company and of Millennium Chemicals Inc. (the "Parent") is essential to the protection and enhancement of the interests of the Company, the Parent and their stockholders. The Company also recognizes that concerns as to the possibility of a termination of your employment by the Company without Cause or a Change in Control of the Company or a Change in Control of the Parent (each as defined in Exhibit A hereto), might result in the departure or distraction of its key employees. Therefore, upon your written acceptance of the terms of this agreement (the "Agreement"), evidenced by your signing below, the Company intends to provide you the severance benefits and change in control protections set forth herein.

               2. Effective Date and Term. Notwithstanding anything else herein, this Agreement shall become effective (the "Effective Date") upon the closing of the proposed joint venture between Lyondell Petrochemical Company and the Parent (the "Joint Venture"), provided that you are employed by the Company on such date. If the Joint Venture does not close prior to March 31, 1998 or you are not employed by the Company on the Effective Date for any reason whatsoever, the provisions of this Agreement (other than this Section 2) shall have no force or effect and this Agreement shall be null and void. This Agreement shall terminate on the earliest of: (i) September 30, 1999, provided that if a Change in Control takes place prior to September 30, 1999, the duration of this Agreement shall be until the end of the Post Change in Control Period (as defined in Exhibit A hereto); (ii) the date of the termination of your employment with the Company for any reason (or no reason) other than due to your death or Disability or by you for Good Reason; or (iii) 181 days after the date of the termination of your employment with the Company due to your death or Disability or by you for Good Reason. Notwithstanding anything in this Agreement to the contrary, if the Company becomes obligated to make any payment or provide any benefit to you pursuant to the terms hereof at or prior to the expiration of this Agreement, then this Agreement shall remain in effect for such purposes until all of the Company's obligations hereunder are fulfilled.


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               3. Termination of Employment. If: (i) you are terminated by the
Company without Cause other than for Disability or Retirement; (ii) a Change in Control occurs and your employment with the Company is terminated on account of your death, Disability or Retirement during the Post Change in Control Period; or (iii) a Change in Control occurs and you terminate employment with the Company with or without Good Reason during the Post Change in Control Period, then you shall be entitled to the amounts and benefits provided in Section 8 herein upon such termination. In addition, if: (i) you terminate your employment with the Company for Good Reason during the Pre Change in Control Period (as defined in Exhibit A hereto) based on an event that occurred during the Pre Change in Control Period; or (ii) your employment with the Company is terminated on account of your death or Disability during the Pre Change in Control Period, you shall be entitled to the amounts and benefits provided in Section 8 herein upon the occurrence of a Change in Control. Notwithstanding anything herein to the contrary, a transfer of your employment to the Parent or any entity controlled by, controlling or under common control with, the Parent (within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Related Entity") will not constitute a termination of your employment by the Company without Cause, provided such Related Entity expressly assumes the Company's obligations under this Agreement in writing.

               4. Good Reason. For purposes of this Agreement, a termination for "Good Reason" shall mean a termination by you effected by a written notice of termination for Good Reason given within ninety (90) days after the occurrence of the Good Reason event. "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without your express written consent, of (i) any material diminution of your positions, duties or responsibilities with the Company from the highest position held within the Pre Change in Control Period (except in each case in connection with the termination of your employment for Cause, Disability or as a result of your death, or in the case of a material diminution of duties or responsibilities, temporarily as a result of your illness or other absence) or the assignment to you of duties or responsibilities that are inconsistent with your aforementioned highest position; (ii) your removal from, or the nonreelection to, your positions as an officer with the Company held during the Pre Change in Control Period; (iii) a relocation by the Company of your principal office to a location more than twenty-five (25) miles away from the location of such office at the time of a Change in Control; (iv) a failure by the Company or the Parent: (A) to continue any bonus plan, program or arrangement in which you were entitled to participate during the Pre Change in Control Period (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification or (y) if plans providing you with substantially similar benefits are not substituted therefor ("Substitute Plans"), or (B) to continue you as a participant in the Bonus Plans or Substitute Plans on not less than the same maximum level of award and not more than the same level of difficulty for achievability thereof as was applicable to you immediately prior to any change in such plans, in accordance with the Bonus Plans and the Substitute Plans; (v) any material breach by the Company or the Parent of any provision of this Agreement; (vi) if on


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the Board of Directors of the Company (the "Company Board") during the Pre
Change in Control Period, your removal from or failure to be reelected to the Company Board; (vii) a reduction by the Company of your rate of annual base salary to a level below your highest rate of base salary during the Pre Change in Control Period; or (viii) failure of any successor of the Company to assume in a writing delivered to you upon the assignee becoming such, the obligations of the Company hereunder. A notice of termination for Good Reason shall indicate the specific basis for termination relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for a termination for Good Reason. The failure by you to set forth in the notice of termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any of your rights hereunder or preclude you from asserting such fact or circumstance in enforcing your rights hereunder. The notice of termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such notice of termination for Good Reason is given.

               5. Cause. Subject to compliance with the notification provisions in this Section 5, this Agreement shall not prevent the termination of your employment by the Company for Cause. A termination for Cause means a termination by the Company effected by a written notice of termination for Cause. For purposes of this Agreement, the term "Cause" shall be limited to your: (i) willful misconduct with regard to the Company or its affiliates or their businesses which has a material adverse effect on the Company and its affiliates taken as a whole; (ii) refusal to follow the proper written direction of the Company Board provided that the foregoing refusal shall not be "Cause" if in good faith you believe that such direction is illegal, unethical or immoral and you promptly so notify the Company Board; (iii) conviction of a felony (other than a felony involving a motor vehicle) and either (x) exhausting all appeals without a reversal of the conviction or (y) commencing a term of incarceration in a house of detention; (iv) breach of any fiduciary duty owed to the Company or its affiliates which has a material adverse effect on the Company and its affiliates taken as a whole; or (v) your material fraud with regard to the Company or any of its affiliates. A notice of termination for Cause shall mean a notice that shall set forth in reasonable detail the specific basis, facts and circumstances which provide for a basis for termination for Cause and shall include a copy of a resolution duly adopted by at least two-thirds of the directors of the Company Board at a meeting which was called for the purpose of considering such termination and which you and your representative had the right to attend and address, finding that, in the good faith opinion of the Company Board, you engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in reasonable detail. The date of termination for a termination for Cause shall be the date indicated in the notice of termination.

               6. Disability. For purposes of this Agreement, the term "Disability" shall mean your inability to perform your material duties and responsibilities due to the same or related physical or mental reasons for more than one hundred eighty (180) consecutive days in any twelve (12) consecutive month period. A termination for Disability shall be deemed to occur when you are terminated by the Company by written notice after you incur a Disability and while you remain disabled.


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               7. Retirement. For purposes of this Agreement, the term
"Retirement" shall mean your retirement by the Company at or after your sixty-fifth (65th) birthday to the extent such termination is specifically permitted as a stated exception from applicable federal and state age discrimination laws based on position and retirement benefits.

               8. Payments and Benefits. If pursuant to Section 3 you are entitled to amounts and benefits under this Section 8, subject to Section 12, the Company shall pay and provide to you: (A) in a lump sum within five (5) days after such termination (or, if such termination was on account of your death or Disability during the Pre Change in Control Period or was by you for Good Reason during the Pre Change in Control Period, within five (5) days after the Change in Control): (i) three (3) times your highest annual base salary in effect (x) during the Pre Change in Control Period or, (y) if such termination was effected by the Company prior to a Change in Control and without Cause other than for Disability or Retirement, during the one hundred eighty (180) day period prior to such termination; (ii) three (3) times the highest annual bonus paid or payable to you for any of the last three (3) completed years by the Company or its predecessors (which shall in no event include amounts contributed or allocated by the Company (or its predecessors) on your behalf or paid to you under any supplemental executive bonus plans applicable to you, (including, without limitation, the 1993 or 1996 HI Long Term Incentive Plans, any other plan commonly referred to by the Company as a "top-hat" plan or any equity plan such as the Millennium Chemicals Inc. Long Term Stock Incentive Plan, as amended)), (iii) any unreimbursed business expenses for the period prior to termination payable in accordance with the Company's policies, and (iv) any base salary, bonus, vacation pay or other deferred compensation accrued or earned under law or in accordance with the Company's policies applicable to you but not yet paid; (B) any other amounts or benefits due under the then applicable employee benefit incentive or equity plans of the Company applicable to you as shall be determined and paid in accordance with such plans, except to the extent paid pursuant to (A) above; (C) three (3) years of additional service and compensation credit (at your highest compensation level during the Pre Change in Control Period or, if such termination was effected by the Company prior to a Change in Control and without Cause other than for Disability or Retirement, during the one hundred eighty (180) day period prior to such termination) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement of the Company and its affiliates applicable to you, measured from the date of termination of employment and not credited to the extent that you are otherwise entitled to such credit during such three (3) year period, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension plan or arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company's or its affiliates' defined benefit plan covering you); (D) an amount equal to three (3) years of the maximum Company contribution (assuming you deferred the maximum amount and continued to earn your then current salary) measured from the date of termination of employment under any type of qualified or nonqualified 401(k) plan (payable at the end of each such year and not payable to the extent otherwise contributed to such plan); and (E) payment by the Company of the premiums for you (except in the



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case of death) and your dependents' health coverage for three (3) years from the date of termination of employment under the Company's health plans which cover the senior executives of the Company or materially similar benefits (to the extent not otherwise provided), provided that in the cases of your termination for Good Reason during the Pre Change in Control Period or the termination of your employment due to your death or Disability during the Pre Change in Control Period, the obligations under this subpart (E) shall only exist to the extent that you or your dependents, as the case may be, had timely elected or timely elect COBRA coverage which continued at the time of the Change in Control and the obligation with regard to the period prior to the Change in Control shall be limited to reimbursement of the COBRA premiums previously paid or due for such period. Any amendment or termination of benefits, equity or incentive plans within one hundred eighty (180) days prior to, or on or after, the date of a Change in Control that is detrimental to you shall be ignored with respect to
(C), (D) and (E) above. Payments under (E) above may, at the discretion of the Company, be made by continuing your participation in the plan as a terminee, by paying the applicable COBRA premium for you and your dependents, or by covering you and your dependents under substitute arrangements, provided that, to the extent you incur tax that you would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided thereunder, you shall receive from the Company an additional payment in the amount necessary so that you will have no additional cost for receiving such items or any additional payment.

               9. Special Tax Provision. (a) Anything in this Agreement to the contrary notwithstanding, in the event that any amount or benefit paid, payable, or to be paid, or distributed, distributable, or to be distributed to or with respect to you (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") or any person affiliated with the Company or such person) as a result of a change in ownership of the Parent after the Effective Date covered by Code Section 280G(b)(2) (collectively, the "Covered Payments") is or becomes subject to the excise tax imposed by or under Section 4999 of the Code (or any similar tax that may hereafter be imposed), and/or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, is hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to you an additional amount (the "Tax Reimbursement Payment") such that after payment by you of all taxes (including, without limitation, any interest or penalties and any Excise Tax imposed on or attributable to the Tax Reimbursement Payment itself), you retain an amount of the Tax Reimbursement Payment equal to the sum of (i) the amount of the Excise Tax imposed upon the Covered Payments, and (ii) without duplication, an amount equal to the product of (A) any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in your adjusted gross income, and (B) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is made or is to be made. The intent of this Section 9 is that after paying your federal, state and local income tax and any payroll taxes, you will be in the same position as if you were not subject to the Excise Tax under Section 4999 of the Code and did not receive the extra


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payments pursuant to this Section 9 and this Section 9 shall be interpreted accordingly.

               (b) Except as otherwise provided in Section 9(a), for purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax, 10. such Covered Payments will be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) and such payments in excess of the Code Section 280G(b)(3) "base amount" shall be treated as subject to the Excise Tax, unless, and except to the extent that, the Company's independent certified public accountants appointed prior to the change in ownership covered by Code Section 280G(b)(2) or legal counsel (reasonably acceptable to you) appointed by such public accountants (or, if the public accountants decline such appointment and decline appointing such legal counsel, such independent certified public accountants as promptly mutually agreed on in good faith by the Company and you) (the "Accountant"), deliver a written opinion to you, reasonably satisfactory to your legal counsel, that you have a reasonable basis to claim that the Covered Payments (in whole or in part) do not constitute "parachute payments", represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount" allocable to such reasonable compensation, or such "parachute payments" are otherwise not subject to such Excise Tax (with appropriate legal authority, detailed analysis and explanation provided therein by the Accountant); and the value of any Covered Payments which are non-cash benefits or deferred payments or benefits shall be determined by the Accountant in accordance with the principles of Section 280G of the Code.

               (c) For purposes of determining the amount of the Tax Reimbursement Payment, you shall be deemed: to pay federal, state and/or local income taxes at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment is made or is to be made, and to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed due to the inclusion of the Tax Reimbursement Payment in your adjusted gross income.

               (d)(i)(A) In the event that prior to the time you have filed any of your tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred, the Accountant determines, for any reason whatsoever, the correct amount of the Tax Reimbursement Payment to be less than the amount determined at the time the Tax Reimbursement Payment was made, you shall repay to the Company, at the time that the amount of such reduction in Tax Reimbursement Payment is determined by the Accountant, the portion of the prior Tax Reimbursement Payment attributable to such reduction (including the portion of the Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Tax Reimbursement Payment being repaid by you, using the assumptions and methodology utilized to calculate the Tax Reimbursement Payment (unless manifestly erroneous)), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.



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               (B) In the event that the determination set forth in (A) above is made by the Accountant after the filing by you of any of your tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred but prior to one (1) year after the occurrence of such change in ownership, you shall file at the request of the Company an amended tax return in accordance with the Accountant's determination, but no portion of the Tax Reimbursement Payment shall be required to be refunded to the Company until actual refund or credit of such portion has been made to you, and interest payable to the Company shall not exceed the interest received or credited to you by such tax authority for the period it held such portion (less any tax you must pay on such interest and which you are unable to deduct as a result of payment of the refund).

               (C) In the event you receive a refund pursuant to (B) above and repay such amount to the Company, you shall thereafter file for any refunds or credits that may be due to you by reason of the repayments to the Company. You and the Company shall mutually agree upon the course of action, if any, to be pursued (which shall be at the expense of the Company) if your claim for such refund or credit is denied.

               (ii) In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) once the amount of such excess is finally determined.

                    (iii) In the event of any controversy with the Internal Revenue Service (or other taxing authority) under this Section 9, subject to the second sentence of subpart (i)(C) above, you shall permit the Company to control issues related to this Section 9 (at its expense), provided that such issues do not potentially materially adversely affect you, but you shall control any other issues. In the event the issues are interrelated, you and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree you shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, you shall permit the representative of the Company to accompany you, and you and your representative shall cooperate with the Company and its representative.

                    (iv) With regard to any initial filing for a refund or any other action required pursuant to this Section 9 (other than by mutual agreement) or, if not required, agreed to by the Company and you, you shall cooperate fully with the Company, provided that the foregoing shall not apply to actions that are provided herein to be at your sole discretion.

               (e) The Tax Reimbursement Payment, or any portion thereof, payable by the Company shall be paid not later than the fifth (5th) day following the determination by



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the Accountant, and any payment made after such fifth (5th) day shall bear interest at the rate provided in Code Section 1274(b)(2)(B). The Company shall use its best efforts to cause the Accountant to promptly deliver the initial determination required hereunder and, if not delivered, within ninety (90) days after the change in ownership event covered by Section 280G(b)(2) of the Code, the Company shall pay you the Tax Reimbursement Payment set forth in an opinion from counsel recognized as knowledgeable in the relevant areas selected by you, and reasonably acceptable to the Company, within five (5) days after delivery of such opinion. In accordance with Section 18, the Company may withhold from the Tax Reimbursement Payment and deposit into applicable taxing authorities such amounts as they are required to withhold by applicable law. To the extent that you are required to pay estimated or other taxes on amounts received by you beyond any withheld amounts, you shall promptly make such payments. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Accountant as provided herein.

               (f) The Company shall be responsible for all charges of the Accountant and if (e) is applicable the reasonable charges for the opinion given by your counsel.

               (g) You and the Company shall mutually agree on and promulgate further guidelines in accordance with this Section 9 to the extent, if any, necessary to effect the reversal of excessive or shortfall Tax Reimbursement Payments. The foregoing shall not in any way be inconsistent with Section 9(d)(i)(C) hereof.

               10. Indemnification. (a) The Company and the Parent, jointly and severally, agree that if you are made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that you are or were a director or officer of the Company or the Parent, and/or any other affiliate of any of such companies, or are or were serving at the request of any of such companies as a director, officer, member, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee, fiduciary or agent while serving as a director, officer, member, employee, fiduciary or agent, you shall be indemnified and held harmless by the Company and the Parent to the fullest extent authorized by the law of the State in which each company is incorporated (or, if different, the law applicable to such company), as the same exists or may hereafter be amended, against all Expenses incurred or suffered by you in connection therewith, and such indemnification shall continue as to you even if you have ceased to be an officer, director, member, fiduciary or agent, or are no longer employed by the company, and shall inure to the benefit of your heirs, executors and administrators. With respect to the obligations set forth in this Section 10, the Company and the Parent shall become liable hereunder with respect to any Proceeding which arises out of or relates to events occurring on or after July 1, 1996, except to the extent that the liability relates to service with or for another assignee under Section 13 hereof (in which case such assignee shall be liable).



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                     (b) As used in this Agreement, the term "Expenses" shall
include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and reasonable costs, reasonable attorneys' fees, reasonable accountants' fees, and reasonable disbursements and costs of attachment or similar bonds, investigations, and any reasonable expenses of establishing a right to indemnification under this Agreement.

                     (c) Expenses incurred by you in connection with any Proceeding shall be paid by the Company and the Parent advance upon your request and the giving by you of any undertakings required by applicable law.

                     (d) You shall give the Company and the Parent prompt notice of any claim made against you for which indemnity will or could be sought under this Agreement. In addition, you shall give the Company and the Parent such information and cooperation as it may reasonably require and as shall be within your power and at such times and places as are reasonably convenient for you

                     (e) With respect to any Proceeding as to which you notify the Company and the Parent of the commencement thereof: the company will be entitled to participate therein at its own expense; and except as otherwise provided below, to the extent that it may wish, the company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof. You also shall have the right to employ your own counsel in such Proceeding and the fees and expenses of such counsel shall be at the expense of the company.

                     (f) The Company and the Parent shall not be liable to indemnify you under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent. Neither the Company nor the Parent shall settle any Proceeding in any manner which would impose any penalty or limitation on you without your written consent. Neither the Company, the Parent nor you will unreasonably withhold or delay their consent to any proposed settlement.

                     (g) The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 10 shall not be exclusive of any other right which you may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the company, agreement, vote of stockholders or disinterested directors or otherwise.


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



               11. Legal Fees. In the event that a claim for payment or benefits under this Agreement is disputed as a result of events which occurred after a Change in Control, or during the Pre Change in Control Period, the Company shall pay all reasonable attorney, accountant and other professional fees and reasonable expenses incurred by you in pursuing such claim, unless the claim by you is found to be frivolous by any court or arbitrator.

               12. No Duty to Mitigate/Set-off. The Company agrees that if your employment with the Company is terminated pursuant to this Agreement during the term of this Agreement, you shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to you by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by you or benefit provided to you as the result of employment by another employer or otherwise. Except as otherwise provided herein and apart from any disagreement between you and the Company concerning interpretation of this Agreement or any term or provision hereof, the Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against you. The amounts and benefits due under Sections 8 and 9 are inclusive, and in lieu of, any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset against the amount due hereunder.

               13. Successors; Binding Agreement. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and this Agreement shall inure to the benefit of such successor. Any such assignment shall not relieve the Company from liability hereunder. Reference to the Company herein shall also include any successor to the Company. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you die while any amount would still by payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives, estate trustees, or administrators of your estate. This Agreement is personal to you and neither this Agreement nor any rights hereunder may be assigned by you.

               14. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by registered mail,


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postage prepaid as follows:

                     (i)   If to the Company, to such entity at:
                           Millennium Petrochemicals Inc.
                           11500 North Lake Drive
                           Cincinnati, OH  45249

                           Attention:     Corporate Secretary

                           with copy to:
                           Millennium Chemicals Inc.
                           99 Wood Avenue South
                           Iselin, New Jersey  08830

                           Attention:   George H. Hempstead, III
                                        Senior Vice President -
                                        Law and Administration.

                     (ii)  If to you, to the last shown address
                           on the books of the Company or
                           the Parent.

               Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit (in the form of registered or certified mail, return receipt requested, postage prepaid) in the United States postal system. Any party may by notice designate another address or person for receipt of notices hereunder.

               15. Not an Agreement of Employment. This is not an agreement assuring employment and the Company reserves the right to terminate your employment at any time with or without Cause, subject to any obligations arising hereunder. You acknowledge that you are aware that you shall have no claim against the Company hereunder or for deprivation of the right to receive the amounts hereunder as a result of any termination that does not specifically satisfy the requirements hereof. The foregoing shall not affect your rights under any other agreement with the Company.

               16. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Company Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes any prior agreements between you and the Company, including without limitation, the agreement by and between you and the Company dated July 1, 1996. No agreements or representations, oral or otherwise,


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express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to any law shall be deemed also to refer to any successor provisions to such laws.

               17. Independent Representation. You acknowledge that you have been advised by the Company to have this Agreement reviewed by independent counsel and have been given the opportunity to do so.

               18. Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

               19. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Virginia without reference to rules relating to conflicts of law.

                                            Very truly yours,

                                            MILLENNIUM PETROCHEMICALS INC.

                                       By:______________________________________
                                           Name:
                                           Title:

                                       _________________________________________
                                       Charles F. Daly


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                                    EXHIBIT A

                                Change in Control

               1. For purposes of this Agreement, the term "Change in Control" shall mean either: (i) a Change in Control of the Parent that occurs on or after the Effective Date; or (ii) a Change in Control of the Company that occurs on or after the Effective Date. Only one (1) Change in Control may take place under this Agreement. In no event shall the formation of the Joint Venture with Lyondell Petrochemical Company constitute a Change in Control hereunder.

               2. For purposes of this Agreement, the term "Change in Control of the Parent" shall mean: (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Parent, any trustee or other fiduciary holding securities under any employee benefit plan of the Parent or any company owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their ownership of Common Stock of the Parent), becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent representing twenty-five percent (25%) or more of the combined voting power of the Parent's then outstanding securities; (ii) during any period of two consecutive years commencing on or after the Effective Date, individuals who at the beginning of such period constitute the Board of Directors of the Parent (the "Parent Board"), and any new director (other than a director designated by a person who has entered into an agreement with the Parent to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Parent Board) whose election by the Parent Board or nomination for election by the Parent's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Parent Board;
(iii) the merger or consolidation of the Parent with any other corporation, other than a merger or consolidation which would result in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Parent or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Parent (or similar transaction) in which no person (other than those covered by the exceptions in (i) above) acquires more than twenty-five percent (25%) of the combined voting power of the Parent's then outstanding securities shall not constitute a Change in Control of the Parent or (iv) the stockholders of the Parent approve a plan of complete liquidation of the Parent or the closing of the sale or disposition by the Parent of all or substantially all of the


                                       13


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Parent's assets other than the sale of all or substantially all of the assets of the Parent to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Parent at the time of the sale.

               3. For purposes of this Agreement, the term "Change in Control of the Company" shall mean: (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Parent or a Subsidiary (as defined below) of the Parent) becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities entitled to vote in a general election for directors; or (ii) all or substantially all of the Company's assets are sold (other than to the Parent or a Subsidiary of the Parent) and such assets include all or substantially all of the assets of the division by which you are then employed. "Subsidiary" shall have the meaning set forth in Section 424 of the Code.

               4. For purposes of this Agreement, the term "Pre Change in Control Period" shall mean the 180 day period prior to the date of a Change in Control that occurs on or after the Effective Date.

               5. For purposes of this Agreement, the term "Post Change in Control Period" shall mean the period commencing on the date of a Change in Control that occurs on or after the Effective Date and ending the day immediately prior to the second anniversary of the Change in Control.

                                       14